Exhibit 10.12

PURCHASE AND SALES AGREEMENT

ARTICLE 1

PROPERTY/PURCHASE PRICE

1.1 CERTAIN BASIC TERMS:

(a)	Purchaser and Notice Address:	Sunset at Broken Arrow, LLC
a Colorado limited liability company
1755 Telstar Drive #501
Colorado Springs, CO 80920

(b)	Seller and Notice Address:	City of Broken Arrow
a Municipal corporation
220 South First Street
Broken Arrow, Oklahoma 74012

(c)	Effective Date of this Agreement:	March 6, 2024

(d)	Purchase Price:	Five Hundred Seventy-Seven Thousand, Three Hundred Fourteen Dollars and Sixty-Two Cents ($577,314.62)

(e)	Earnest Money	Ten Thousand Dollars & no cents ($10,000)

(f)	Due Diligence Period:	Thirty (30) days after the Effective Date of this Agreement

(g)	Closing Date:	5 days after the close of the Due Diligence Period or as otherwise agreed by Purchaser and Seller

(h)	Title and Survey Costs:	Commitment cost-Seller Title Insurance & Survey-Purchaser

(i)	Title Company:	FirsTitle
4500 W Houston St.
Broken Arrow, OK 74012
918-615-6832
Attention: Dawn Peek

1.2 PROPERTY: Subject to the terms of this Purchase and Sales Agreement (“Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (“Property”):

(a)	The real property described in Exhibit “A,” together with the buildings (if any) and improvements therein (“Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto. Additionally, all rights, title, and interest, if any, and with warranty, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.

(b)	All of Seller’s right, title, and interest in and to all tangible personal property, if any, owned by Seller (“Personal Property”) presently located on such properties.

(c)	All mineral rights of whatever nature under the surface of the land.

(d)	All of Seller’s right, title, and interest in and to all of the following items, to the extent assignable, relating to the ownership, operation, and management of the Property (“Intangible Personal Property”): (i) licenses and permits relating to the operation of the Property; (ii) telephone exchanges, trade names, marks, and other identifying materials (but specifically excluding any right, title or interest in any other trademarks, service marks and trade names of Seller); and (iii) guaranties and warranties from any contractor, manufacturer or other people in connection with the construction or operation of the Property.

1.3 PURCHASE PRICE: The purchase price is Five Hundred Seventy-Seven Thousand, Three Hundred Fourteen Dollars and Sixty Two Cents ($577,314.62) payable as follows: the Earnest Money shall be payable upon execution of this Contract shall be deposited with the Title Company within seven (7) days of the Effective Date with the balance of the Purchase Price paid by Purchaser to Seller in certified funds upon the Closing.

ARTICLE 2

INSPECTIONS/CONTINGENCIES

2.1 PROPERTY INFORMATION: Seller shall make available to Purchaser within five (5) days after the Date of this Agreement, to the extent in Seller’s possession, copies of, or access to, with the right to copy, the following (“Property Information”):

(a)	Any environmental, architectural and engineering reports prepared for Seller and, to Seller’s knowledge, in its possession in connection with Seller’s purchase, ownership or management of the property.

(b)	Any and all environmental, architectural, engineering, appraisal, zoning, flood, sewer and utility information and any and all other information currently in Seller’s possession or which may be easily obtained by Seller.

(c)	Any known property faults, which may affect the value of the property including the existence of any hazardous materials. Seller represents and warrants to the best of Seller’s knowledge that the Property Information is true, correct, and accurate.

FOR PURPOSES OF THIS AGREEMENT, THE TERM “HAZARDOUS MATERIAL” SHALL MEAN ANY ASBESTOS OR ASBESTOS-CONTAINING MATERIAL OR ANY SUBSTANCE, CHEMICAL, WASTE OR MATERIAL THAT IS OR BECOMES REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY BECAUSE OF ITS TOXICITY, INFECTIOUSNESS, RADIO-ACTIVITY, EXPLOSIVENESS, IGNITABILITY, CORROSIVENESS OR REACTIVITY AND SHALL INCLUDE ANY CHEMICAL, SUBSTANCE, MATERIAL OR WASTE OR COMPONENT THEREOF, WHICH IS NOW OR HEREAFTER LISTED, DEFINED OR REGULATED AS A HAZARDOUS OR TOXIC SUBSTANCE, MATERIAL OR WASTE OR COMPONENT THEREOF BY ANY FEDERAL, STATE OR LOCAL GOVERNING OR REGULATORY BODY HAVING JURISDICTION, OR WHICH TRIGGERS ANY EMPLOYEE OR COMMUNITY “RIGHT-TO-KNOW” REQUIREMENTS ADOPTED BY ANY SUCH BODY, OR FOR WHICH ANY SUCH BODY HAS ADOPTED ANY REQUIREMENTS OR THE PREPARATION OR DISTRIBUTION OF MATERIAL SAFETY DATA SHEETS ISSUED BY THE MANUFACTURER OF ANY SUCH MATERIAL. NO BROKER OR OTHER INDIVIDUAL HAS MADE ANY REPRESENTATIONS OR WARRANTY NOT HEREIN SET FORTH IN WRITING.

2.2 CONFIDENTIALITY: The Property Information and all other information furnished to, or obtained through inspection of the Property by Purchaser, its affiliates, employees or agents relating to the Property will be treated by Purchaser, its affiliates, employees and agents as confidential, (other than matters of public record). Purchaser shall not disclose any of the Property Information or other information to anyone other than Purchaser’s consultants, attorneys, architects, engineers, and the like and then only on a need-to-know basis and further, all such information shall be returned to Seller by Purchaser if the Closing does not occur.

2.3 INSPECTIONS IN GENERAL: During the Due Diligence Period, Purchaser, its agents, and employees shall have the right to enter upon the Property for the purpose of making such non-intrusive inspections as Purchaser may deem appropriate at Purchaser’s sole risk, cost, and expense. All of such entries upon the Property shall be at reasonable times and after at least twenty-four (24) hours notice to Seller, and Seller shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. At Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by Purchaser, excluding only market studies or economic feasibility studies. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as it existed prior to the inspections or tests. All inspectors, contractors, subcontractors, or vendors contracted by Purchaser to inspect, survey, core drill, or perform any other inspection services on the Property shall submit to Purchaser certificates of insurance evidencing insurance in the minimum amounts of $1,000,000.00 per occurrence and $2,000,000 per aggregate claim.

2.4 ENVIRONMENTAL INSPECTIONS: Purchaser at Purchaser’s expense, shall have the right to enter upon the Property, together with any other persons, to inspect and conduct such environmental soil, air, hydrocarbon, chemical, carbon, asbestos, lead-based paint, and other tests Purchaser deems necessary or appropriate. The inspections under this Section 2.4 may include a non-intrusive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other intrusive inspection or sampling of soil or materials shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion and which shall in any case be subject to Seller’s review and approval of the proposed scope of work and the party that will perform the work. Should this transaction not Close, Purchaser shall deliver to Seller, at Seller’s request, copies of any environmental report obtained by Purchaser. If any report discloses an environmental condition unacceptable to the Purchaser, then Purchaser may terminate this Agreement in its sole and absolute discretion and the Earnest Money shall be refunded to Purchaser, if provisions satisfactory to Purchaser are not made with respect to such condition.

2.5 TERMINATION DURING DUE DILIGENCE PERIOD: In the event Purchaser determines, before the expiration of the Due Diligence Period, that the Property is unacceptable for Purchaser’s purposes for any reason or no reason. Purchaser shall have the right to terminate this Agreement in its sole and absolute discretion by giving to Seller notice of termination before the expiration of the Due Diligence Period.

ARTICLE 3

TITLE AND SURVEY REVIEW

3.1 DELIVERY OF TITLE COMMITMENT: Within fifteen (15) days after the Effective Date, Seller shall cause to be delivered to Purchaser or Purchaser’s attorney an ALTA survey and a title commitment issued by the Title Company (the “Title Commitment”), covering the Property, together with copies of all documents referenced in Title Commitment. Purchaser shall pay all costs of issuance of the Title Commitment.

3.2 SURVEY: As soon after the execution of this Agreement as is practicable, Purchaser, at Purchaser’s sole cost and expense, shall have the right to commission a survey through a surveyor of Purchaser’s choice prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” jointly established and adopted by ALTA and NSPS effective February 23, 2021 and pursuant to the accuracy standards (as adopted by alter an NSPS and in effect on the date of the certification) for an ALTA/NSPS Land Title Survey and including items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(c), 8, 9, 11, 13, 16, 17, and 18 from Table A thereto (the “Survey”). Seller agrees that such surveyor shall have the right to enter onto the Property for purposes of doing all necessary field work to complete the Survey and that Seller will not interfere with the surveyor’s work.

3.3 TITLE REVIEW AND CURE: Purchaser shall review the Title Commitment and the Survey and shall notify Seller in writing of any title or survey objections/defects no later than fifteen (15) days after Purchaser’s receipt of the last of the Title Commitment and Survey (whichever is later in time). If the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions that materially and adversely affect title to the Property, Purchaser may object to such matter by notice to Seller within five (5) days after such revised Title Commitment is delivered to Purchaser. Seller may, but shall not be obligated to, attempt to cure any title objections by the Closing Date, or such additional time as agreed to by Seller and Purchaser and in writing, to satisfy such objections, except liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at the Closing. If Seller elects not to cure any title or survey objection/defect, (other than liens of an ascertainable amount) or fails to cure any title or survey objection by the Closing Date or by the additional time as agreed to above, then Purchaser may either terminate this Agreement by written notice to Seller given on or before ten (10) days after receipt of any notice by Seller that it elects not to cure or cannot cure any title or survey objections, or, if later, the Closing Date or the additional time as agreed to above, and the Earnest Money shall be refunded to the Purchaser, or waive such title or survey objections, in which event the Closing shall occur as contemplated herein and Purchaser shall accept title to the Property subject to such condition and with such exceptions (the “Permitted Exceptions”). Failure of Purchaser to give written notice to Seller of Purchaser’s intent to so terminate shall constitute waiver of such objection(s).

3.4 TITLE POLICY: At the Closing, as a condition to Purchaser’s obligation to close and subject to the performance by Purchaser of all its obligations in connection therewith, the Title Company shall deliver to Purchaser an Owner’s Policy of Title Insurance (“Title Policy”), issued by the Title Company, dated the date and time of recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of fee simple to the Property, in such form permitted by, and subject to such exceptions as set forth in, the most current Title Commitment as of the expiration of the Due Diligence Period. The Title Policy may be delivered after the Closing if that is customary in the locality.

ARTICLE 4

OPERATIONS AND RISK OF LOSS

4.1 NEW CONTRACTS: While this Agreement is pending, Seller shall not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into, in the ordinary course of business, that are terminable without cause upon thirty (30) days’ notice, without the prior consent of the Purchaser, which shall not be unreasonably withheld.

4.2 TERMINATION OF SERVICE CONTRACTS: On the Closing Date, Seller shall terminate any and all contracts related to the Property, if any, except those agreed to be assigned to Purchaser hereunder, if any, (the “Service Contracts”), unless Purchaser notifies Seller during prior to the Closing that any Service Contract(s) should not be canceled and will be assumed by Purchaser. All Service Contracts not terminated by Seller per Purchaser’s request shall be assigned to and assumed by Purchaser at Closing.

4.3 DAMAGE OR CONDEMNATION: Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened prior to the Closing, and risk of loss to the Property due to fire, flood, or any other cause prior to the Closing, shall remain with Seller. If prior to the Closing, the Property, or any portion thereof, becomes subject to a bona fide threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to a taking by eminent domain or condemnation, Seller shall notify Purchaser, within a reasonable time after receipt of actual notice by Seller, but in any event prior to Closing. At its option, Purchaser may then elect, within five (5) days after receipt of this Agreement at any time prior to Closing, in either of which events this Agreement shall terminate and the Earnest Money shall be returned to the Purchaser. If the Closing Date is within the aforesaid five (5) day period, then the Closing Date shall be extended to the next business day following the end of said five (5) day period. If no such election is made, and in any event, if the damage is not material, then this Agreement shall remain in full force and effect and the Purchaser contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing, any interest of Seller in and to any awards that have been or that thereafter be made for such taking, shall be assigned to Purchaser and Seller shall assign, transfer or set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction giving the Purchaser a credit at Closing for any deductible under such policies. For the purposes of this Section, the phrases “Material Damage” and “Materially Damages” means damage reasonably exceeding ten percent (10%) of the Purchase Price to repair.

ARTICLE 5
CLOSING

5.1 CLOSING: The consummation of the transaction contemplated herein (“the Closing”) shall occur on or before the Closing Date at the office of the FirsTitle.

5.2 CONDITIONS: The obligation of Seller, on one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the following:

(a)	Each party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b)	As of the Closing Date, each party shall have performed its obligations hereunder and all deliveries made at Closing shall be tendered;

(c)	No actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement shall exist;

(d)	No pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to this Agreement or the consummation of the transaction contemplated hereby shall exist; and

(e)	Seller will pursue the eviction of all tenants on subject property (if any) and no leases shall survive the Closing (if any).

So long as neither party is not in default hereunder, if any condition to a party’s obligations to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date. Or, such party may elect to close, not withstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. There shall be no liability on the part of the other party hereto for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing. Nothing in the foregoing shall relieve a party from any liability it would otherwise have if the failure of such party to satisfy a condition also constitutes a default by such party hereunder.

5.3 EACH PARTIES OPTIONS TO TERMINATE: The obligation of both Purchaser and Seller to close the transaction contemplated by this Agreement are each specifically conditioned upon the fulfillment of each of the obligations set forth in Section 5.2.

5.4 SELLER’S DELIVERIES: On or before the Closing Date, Seller shall deliver to the purchaser the following:

(a)	Deed: A General Warranty Deed (“Deed”) in the form provided for under the laws of the State of Oklahoma, executed and acknowledged by Seller, conveying to Purchaser fee simple title to the Property, subject only to: (i) all zoning and building laws, ordinances, maps, resolutions, and regulations, of all governmental authorities having jurisdiction which affect the Property and the uses and improvements thereon; (ii) any leases; (iii) all matters of record; (iv) any statement of facts, which an accurate survey made of the Property at the time of Closing would show; and (v) any statement of facts, which a personal inspection of the Property and all appurtenances thereto is made at the time of Closing would disclose. Seller shall quitclaim any discrepancy within the legal description of the Property and within the deed from the Seller’s immediate grantor and in the Deed;

(b)	State Law Disclosures: Such disclosures and reports as are required by the City of Broken Arrow and the State of Oklahoma laws in connection with the conveyance of real property;

(c)	FIRPTA: A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(d)	Authority: Evidence of the existence, organization and authority of Seller and of the authority of the persons executing the documents on behalf of Seller reasonably satisfactory to the Purchaser and the Title Company; and

(e)	Additional Documents: Any additional documents that Purchaser or the Title Company may reasonably require for the consummation of the transaction contemplated by this Agreement.

5.5 PURCHASER’S DELIVERIES: On or before the Closing Date, Purchaser shall deliver to the Seller the following:

(a)	Purchase Price: The Purchase Price, plus or minus any applicable prorated amounts, in same-day federal funds;

(b)	State Law Disclosures: Such disclosure and reports as are required by the City of Broken Arrow and State of Oklahoma laws in connection with the conveyance of real property; and

(c)	Additional Documents: Any additional documents that the Seller or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement

5.6 CLOSING STATEMENTS: At the closing, Seller and Purchaser shall deposit with the Title Company executed closing statements consistent with this Agreement in the form required by the Title Company.

5.7 TITLE POLICY: The Title Policy shall be delivered at closing as provided in Section 3.4.

5.8 POSSESSION: Seller shall deliver possession of the Property to Purchaser at the Closing, subject only to the Permitted Exceptions (if any).

5.9 CLOSING COSTS: All Closing Costs shall be paid at or before the Closing as provided in this Agreement. The Title Company’s closing fee shall be paid by the Purchaser. Each party shall pay its own attorney’s fees.

5.10 CLOSE OF SALE: Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 6

PRORATED AMOUNTS

6.1 PRORATED AMOUNTS: The items in Section 6.1 shall be prorated between Seller and Purchaser as of the Closing Date, the day of the Closing shall belong to Purchaser and all prorated amounts provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date.

(a) Taxes and Assessments: General real estate taxes imposed by government authority (“Taxes”) not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Seller of the tax bill of the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates.

6.2 SALES, TRANSFER AND DOCUMENTARY TAXES: Seller shall pay any sales, gross receipts, compensating, excise, transfer, deed, documentary stamp, or similar taxes and fees imposed in connection with this transaction.

6.3 COMMISSIONS: Each party represents and warrants that it has not agreed to pay any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement of the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statements, representation or agreement of such party.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 SELLER’S REPRESENTATIONS AND WARRANTIES: As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser (which representations and warranties shall survive closing) that:

(a)	Organization and Authority: Seller has been duly organized and is validly qualified to do business in the state in which the Real Property is located on the Closing Date. Seller has the full right and authority and has obtained all consents (if any) required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms;

(b)	Conflicts and Pending Action: There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller, which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller of the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement; and

(c)	Compliance with Law: To Seller’s knowledge, Seller has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the property or its use is in material violation of any law, ordinance, or regulations.

“Seller’s knowledge”, as used in this Agreement means the current actual knowledge of the undersigned Seller, without any obligation on such person’s part to make any independent investigation of the matters being represented, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

7.2 PURCHASER’S REPRESENTATIONS AND WARRANTIES: As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)	Organization and Authority: Purchaser has the full right and authority and has obtained all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Purchaser, enforceable in accordance with their terms; and

(b)	Conflicts and Pending Action: There is no agreement to which Purchaser is a part or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement.

There is no action or proceeding pending, or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

7.3 DISCLAIMER OF WARRANTIES: IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE AGREEMENTS OF THE PARTIES SET FORTH IN THIS SECTION SHALL SURVIVE THE CLOSING DATE AND SHALL BE ENFORCEABLE AT ANY TIME.

ARTICLE 8

DEFAULT AND DAMAGES

8.1 DEFAULT BY PURCHASER: In the event that Purchaser shall default in its obligation to purchase the Property pursuant to this Agreement, Purchaser agrees that Seller shall have the right to terminate this Agreement and Purchaser shall have no further right, title, or interest in the Property.

8.2 DEFAULT BY SELLER: In the event Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Title Company to Purchaser of the Earnest Money, or (b) to bring an action for specific performance or any other remedies Purchaser may have.

ARTICLE 9

MISCELLANEOUS

9.1 PARTIES BOUND: This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

9.2 CONFIDENTIALITY: Purchaser shall not record this Agreement or any memorandum of this Agreement.

9.3 HEADINGS: The Article and Section headings of this Agreement are of convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

9.4 INVALIDITY AND WAIVER: If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.5 GOVERNING LAW: This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Oklahoma.

9.6 SURVIVAL: Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing.

9.7 NO THIRD PARTY BENEFICIARY: This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

9.8 ENTIRETY AND AMENDMENTS: This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

9.9 TIME: Time is of the essence in the performance of this Agreement.

9.10 ATTORNEY’S FEES: Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorney’s fees, expended or incurred in connection therewith.

9.11 NOTICES: All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either: (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail; (b) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier; (c) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for information purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

9.12 CONSTRUCTION: The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and any ambiguities shall not be resolved against the drafting party, both parties being deemed to have drafted this Contract.

9.13 CALCULATION OF TIME PERIODS: Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local Tulsa, Oklahoma time.

9.14 EXECUTION IN COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages and/or any other pages as deemed necessary to reach a final agreement.

9.15 INVESTIGATION RESULTS: In the event the subject transaction does not close, then copies of all the results of the environmental investigation, survey, core drilling, engineering studies, topographic photos and/or maps, site analysis, or other studies or analysis Purchaser may have performed with regard to the property shall be made available to the Seller, upon written request, within a reasonable amount of time, not to exceed thirty (30) days from the date transaction is terminated, at no additional cost to the Seller.

ARTICLE 10

PURCHASER’S CONTINGENCY

10.1 PURCHASER’S CONTINGENCY: Purchase and Seller agree that, in addition to any other conditions contained in this Agreement, Purchaser’s obligation to purchase the Property is expressly conditioned upon the following:

(a)	Purchaser obtaining a Phase I Environmental Site Assessment by qualified company acceptable to Purchaser certifying that the Property is free of Hazardous Materials and that no remediation is needed. Purchaser shall pay the cost of said Assessment;

(b)	Purchaser obtaining a soil test showing that the soils on the Property are suitable for Purchaser’s intended use. Purchaser will perform such test within fifteen (15) days after Seller’s acceptance of this offer; and

(c)	Purchaser’s determination, in Purchaser’s sole discretion, that access to the Property acceptable to Purchaser and suitable for Purchaser’s intended use.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written below.

“SELLER”

CITY OF BROKEN ARROW, A MUNICIPAL CORPORATION
BROKEN ARROW, OKLAHOMA

BY:	/s/ Debra Wimpee	DATE: 3/19/2024
Debra Wimpee, Mayor

“PURCHASER”

SUNSET AT BROKEN ARROW, LLC
A COLORADO LIMITED LIABILITY COMPANY

BY:	/s/ JW Roth	DATE: 3/12/2024
JW Roth, Managing Member

Approved as to Form

BY:	/s/ Graham Parker	DATE: 3/15/2024
Assistant City Attorney

ATTEST:

BY:	/s/ Curtis Green	DATE:3/19/2024
City Clerk

Exhibit “A”

Legal Description of Property

L1 B1 SUNSET AMPHITHEATER